                                                                   EXHIBIT 10.27

                                MOVIE STAR, INC.
                                  1115 BROADWAY
                            NEW YORK, NEW YORK 10010

                                           As of November 28, 2006

Saul Pomerantz

     Re:  Amended and Restated Employment Agreement dated as of October 13, 2006

Dear Saul:

     We refer you to your Amended and Restated Employment Agreement, dated as of
October 13, 2006 ("Employment Agreement"), with Movie Star, Inc. ("Company").
This letter will serve to amend your Employment Agreement as set forth below, effective as of November 28, 2006. Except as herein amended, all other provisions of the Employment Agreement shall remain in full force and effect.

     1. The last sentence of Section 2 (Term) shall be deleted in its entirety and replaced with the following:

          "Unless the Company and Executive have otherwise agreed in writing, if
     Executive continues to work for the Company after the expiration of the
     Term, his employment thereafter shall be under the same terms and conditions provided for in this Agreement, except that his employment will be on an "at will" basis and the provisions of Section 4.4 and Section
     4.6(d)(i), (ii) and (vi) shall no longer be in effect."

     2. Section 3.2 shall be deleted in its entirety and replaced with the following:

          "3.2 Bonus. In addition to Base Salary, for each of the fiscal years ending June 30, 2007, 2008 and 2009, Executive shall be paid a bonus
     ("Bonus") in accordance with the terms of the Company's senior executive incentive compensation pool as adopted by the Compensation Committee of the
     Board of Directors in September 1998 ("1998 Incentive Plan"), in an amount equal to 1.25 percent (1.25%) of the Company's net income before taxes and before calculation of all bonuses under the 1998 Incentive Plan for such fiscal year, and excluding the expenses that the Company records for accounting purposes as transaction expenses associated with a Significant
     Acquisition or a prospective Significant Acquisition in accordance with
     Generally Accepted Accounting Principles ("Net Income") in excess of
     $1,200,000 and up to $3,200,000, and equal to 1.75 percent (1.75%) of Net
     Income in excess of $3,200,000 ("Bonus Calculation"). Any amounts due under this Section 3.2 shall be payable to the Executive within 90 days of the end of the applicable fiscal year in a cash lump-sum payment.
     Notwithstanding the foregoing, if a Significant Acquisition is completed, the Bonus Calculation shall be based on the Net Income of only that portion of the Company's operations that are comparable to the Company's operations immediately prior to a Significant Acquisition. By way of example, and not of limitation, the operations of the Company as of the date of this
     Agreement are designing, manufacturing (through independent contractors), importing and wholesaling women's intimate apparel."

     3. Section 4.6(d) shall be deleted in its entirety and replaced with the following:

          "(d) Payment Upon Termination by Company Without Cause, by Executive
     for "Good Reason" or Following Expiration of Term. In the event that
     Executive's employment is terminated pursuant to Section 4.4 or 4.5, or if the Company does not continue Executive's employment at the end of the Term and thereafter upon terms substantially similar to the terms of this
     Agreement (excluding the option grant referred to in Section 3.3 and excluding the commitment to offer employment for a specified term), the
     Company shall have no further obligations to Executive hereunder except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the end of the Term; (ii) any Bonus which would have become payable under Section 3.2 through the end of the Term; (iii) all earned and previously approved but unpaid Bonuses; (iv) all valid expense reimbursements; (v) all accrued but unused vacation pay; (vi) the benefits set forth in Sections 3.4 and 3.6 through the end of the Term ; (vii) the sum of $200,000.00, which shall be paid in equal installments in accordance with the Company's normal payroll procedures, so that the entire amount shall be received by Executive by March 15th of the calendar year following the date of termination of employment; and (viii) medical coverage at the
     Company's expense for one year commencing on either (a) the last day of the
     Term if Executive's employment is terminated during the Term or (b) the date of termination if Executive's employment is terminated at any time after the end of the Term; provided, however, that Executive's medical coverage shall terminate upon the Executive becoming covered under a similar program by reason of employment elsewhere. The provisions of
     Section 4.6(d)(iii), (iv), (v), (vii) and (viii) shall survive termination of this Agreement, as applicable.

     4. Section 6.7 shall be deleted in its entirety and replaced with the following:

          "6.7 Survival. The provisions of this Section 6 shall survive the termination of this Agreement for any reason, except in the event Executive is terminated by the Company without "Cause", or if Executive terminates this Agreement with "Good Reason," in either of which events, Section 6.4 shall be null and void and of no further force or effect.

     Please confirm your agreement to the foregoing by countersigning and returning a copy of this letter.

                                        MOVIE STAR, INC.

                                        By: /s/ Melvyn Knigin
                                            ------------------------------------
                                            Melvyn Knigin
                                            President and Chief Executive
                                            Officer

AGREED:

/s/ Saul Pomerantz
-------------------------------------
Saul Pomerantz

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